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UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  March 12, 2009

TRIMAS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-10716	38-2687639
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan		48304
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code  (248) 631-5400

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 12, 2009, TriMas Corporation (the “Corporation”) received written notice from NYSE Regulation, Inc. that the Corporation had fallen below the continued listing standard of the New York Stock Exchange, Inc. (“NYSE”) set forth in Section 802.01B of the NYSE Listed Corporation Manual because over a 30 trading-day period the Corporation’s total market capitalization was less than $75 million and, at the same time, its stockholders’ equity was less than $75 million. As of March 10, 2009, the Corporation’s 30 trading-day average market capitalization was approximately $43.2 million. The Corporation’s last reported stockholders’ equity was $54.9 million as of December 31, 2008, which reflected the impact of the Corporation recording a non-cash goodwill and indefinite-lived intangible asset impairment charges of $172.2 million in the fourth quarter of 2008.

Under NYSE rules, the Corporation has 45 calendar days from receipt of the notice to submit a plan that demonstrates its ability to achieve compliance with the continued listing standard within 18 months. The Corporation has notified the NYSE of its intent to submit a plan to remedy its non-compliance. Upon receipt of the Corporation’s plan, the NYSE has 45 calendar days to review and determine whether the Corporation has made a reasonable demonstration of its ability to come into conformity with the relevant standard within the 18-month period. The NYSE will either accept the plan at which time the Corporation will be subject to ongoing monitoring for compliance with the plan, or the NYSE will not accept the plan and the Corporation will be subject to suspension and delisting procedures.

As required under NYSE rules, the Corporation issued a press release on March 13, 2009 disclosing that it had received the notice and that the Corporation intends to submit a plan to attain compliance with the NYSE continued listing standards. A copy of the press release is attached to this Form 8-K as an exhibit.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.  The following exhibits are furnished herewith:

Exhibit No.	Description

99.1	Press release dated March 13, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIMAS CORPORATION

Date:	March 13, 2009	By:	/s/ Joshua A. Sherbin
		Name:	Joshua A. Sherbin
		Title:	Vice President, General Counsel and Secretary